UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2020

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hatnufa St., Floor 6, Yokneam Ilit, Israel	2069203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:+972.4.959.0123

Not applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value NIS 0.25	RWLK	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers

On April 7, 2020, the board of directors (the “Board”) of ReWalk Robotics Ltd. (the “Company”) decided to remove Mr. Chunlin (Allen) Han from the Board. Mr. Han was initially appointed by the Board pursuant to an Investment Agreement between the Company and Timwell Corporation Limited, a Hong Kong corporation (“Investor”), dated as of March 6, 2018 (the “Investment Agreement”). The Investment Agreement provides that Investor shall be entitled to designate one member of the Board so long as certain conditions are met, including that the Investor is not in material breach of the Investment Agreement (which breach has not been cured within 45 days after notice). The Investor has committed various material breaches of the Investment Agreement, including failure to consummate its second and third investment tranches in the Company for a total of $15 million, failure to enter into a detailed joint venture with the Company, and failure to make payments for product-related commitments. Accordingly, in accordance with the Investment Agreement and the Company’s Articles of Association, the Board removed Mr. Han. The Board’s decision was not due to any disagreement with Mr. Han, nor was it related to any issues pertaining to Mr. Han’s service as a director (as opposed to the breaches of the Investor that designated him as a nominee to the Board).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd. By: /s/ Ori Gon Name: Ori Gon Title: Chief Financial Officer

Dated: April 9, 2020